Name of Registrant:
Templeton Emerging Markets Fund

File No. 811-04985

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Emerging Markets Fund
(the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on February 26, 2010. The purposes of the meeting was to elect five (5) Trustees and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2010. At the meeting, the following persons were elected by the shareholders to serve as Trustees of the Fund: Charles B. Johnson, Gregory E. Johnson, J. Michael Luttig, and Constantine D. Tseretopoulos* and the ratification of PricewaterhouseCoopers LLP. No other business was tranacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Prosposal 1.  The election of five Trustees:



                             % of       % of              % of     % of Shares
                          outstanding Shares           outstanding Present and
Term Expiring 2013    For     Shares   Voted   Withheld   Shares      Voting

Frank A. Olson     14,556,802  80.54%  96.02%   603,410    3.34%      3.98%
Constantine D.
Tseretopoulos	   14,616,371  80.87%  96.41%   543,841    3.01%      3.59%
Charles B. Johnson 14,608,644  80.83%  96.36%   551,568    3.05%      3.64%
Gregory E. Johnson 14,605,115  80.81%  96.34%   555,097    3.07%      3.66%



                             % of       % of              % of     % of Shares
                          outstanding Shares           outstanding Present and
Term Expiring 2011   For    Shares   Voted     Withheld   Shares      Voting

J. Michael Luttig 14,595,245 80.76%   96.27%   564,967      3.13%      3.73%

*Harris J. Ashton, Ann Torre Bates, Frank J. Crothers, Edith E. Holiday David W. Niemiec, Larry D. Thompson and Robert E. Wade.

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending August 31, 2010.

          Shares Voted       % of outstanding Shares     % of Voted Shares
For	   14,882,610                82.35%                    98.17%
Against       142,945                 0.79%                     0.94%
Abstain       134,658                 0.75%                     0.89%
Total      15,160,213                83.89%                   100.00%